UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 15, 2007

ADVANCED MAGNETICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-14732	04-2742593
(Commission File Number)	(IRS Employer Identification No.)

125 CambridgePark Drive, 6th Floor
Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

(617) 498-3300
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT; ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On February 15, 2007, Advanced Magnetics, Inc. (the “Company”) entered into a Settlement Agreement with Cytogen Corporation pursuant to which both parties agreed to dismiss the existing lawsuit between the parties and drop all claims against each other.  The parties also agreed to terminate both (1) the License and Marketing Agreement between the Company and Cytogen dated August 25, 2000 (the “License and Marketing Agreement”) and (2) the Supply Agreement between the Company and Cytogen dated August 25, 2000, effective immediately.

With the termination of its agreements with Cytogen, the Company re-acquired the United States marketing rights to Combidex®, the Company’s investigational functional molecular imaging agent for use in conjunction with magnetic resonance imaging to aid in the differentiation of cancerous from normal lymph nodes, as well as the United States marketing rights to ferumoxytol for oncology imaging applications. Under the terms of the Settlement Agreement, the Company paid Cytogen a lump sum payment of $4 million in cash and agreed to release to Cytogen the 50,000 shares of Cytogen common stock currently being held in escrow under the terms of the License and Marketing Agreement. Upon the release of the shares, the related escrow agreement shall also immediately terminate.

For more information, please see the Company’s press release, dated February 15, 2007, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

The Company hereby furnishes the following exhibits:

10.1	Settlement Agreement, dated February 15, 2007, by and between Advanced Magnetics, Inc. and Cytogen Corporation.

99.1	Press release dated February 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADVANCED MAGNETICS, INC.

By: /s/ Joseph L. Farmer
Joseph L. Farmer
General Counsel and Vice President of
Legal Affairs

Date: February 15, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Settlement Agreement, dated February 15, 2007, by and between Advanced Magnetics, Inc. and Cytogen Corporation.
99.1	Press release dated February 15, 2007.